Exhibit 99.1

Forefront Tech Holdings Acquisition Corp Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing June 22, 2026

GRAND CAYMAN, CAYMAN ISLANDS, June 18, 2026 (GLOBE NEWSWIRE) -- Forefront Tech Holdings Acquisition Corp (NASDAQ: FTHAU) (the “Company”) today announced that commencing June 22, 2026, holders of the units sold in its initial public offering (the “Units”) may elect to separately trade the Class A ordinary shares and warrants included in the Units. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable.

The Class A ordinary shares and warrants that are separated will trade on the Global Market tier of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “FTHA” and “FTHAW”, respectively. Those Units not separated will continue to trade on the Nasdaq under the symbol “FTHAU”. Holders of the Units will need to have their brokers contact Odyssey Transfer and Trust Company, the Company’s transfer agent, in order to separate the Units into Class A ordinary shares and warrants.

The offering was made only by means of a prospectus, copies of which may be obtained from BTIG, LLC, Attention: 65 East 55th Street, New York, New York 10022, or by email at ProspectusDelivery@btig.com, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Forefront Tech Holdings Acquisition Corp

The Company is a blank check company incorporated as an exempted company under the laws of the Cayman Islands, which will seek to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While it may pursue an acquisition opportunity in any business, industry, sector or geographical location, it intends to focus on target businesses in the technology sector (with an emphasis on blockchain-enabled artificial intelligence, digital trade identities and robotics). The Company expects to focus on platforms serving Southeast Asia nations and the region’s cross-border corridors. Next Lion Sponsor Holdings LLC is the Company’s sponsor.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related preliminary prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov.

Contact:

Forefront Tech Holdings Acquisition Corp
Suite 210, 2nd Floor, Windward III, Regatta Office Park, PO Box 500
Grand Cayman, Cayman Islands, KY1-1106
Telephone: +1 (302) 406-3060